EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Nancy Farrar Farrar Public Relations 817/937-1557	Neil Shoop Treasurer 214/589-8561

FOR IMMEDIATE RELEASE

Trinity Industries Reports 2004 Results, Largest Year-end Backlog since 1998

DALLAS – March 2, 2005 – Trinity Industries, Inc. (NYSE:TRN) today reported financial results consistent with the Company’s third quarter conference call guidance for the three months and year ended December 31, 2004.

For the quarter ended December 31, 2004, the Company reported a loss of $3.0 million, or 8 cents per diluted share, on revenues of $627 million. This compares with a net loss of $0.8 million, or 4 cents per diluted share, on revenues of $415 million in the same quarter of 2003. For the year ended December 31, 2004, the Company reported a loss of $9.3 million, or 27 cents per diluted share, on revenues of $2.2 billion. This compares with a net loss of $10.0 million, or 25 cents per diluted share, on revenues of $1.4 billion for 2003.

“Rapid and unexpected increases in the prices we pay for steel and other basic materials negatively impacted earnings and will continue to do so through the first quarter of 2005 with some residual effects ongoing throughout the year,” said Timothy R. Wallace, Trinity’s Chairman, President and CEO. “I’m pleased we are mitigating the impacts through price escalation clauses and other arrangements tied to an increasing percentage of our railcar and barge backlogs. These arrangements will enhance our position against future steel cost increases.”

“Steel and material cost increases negatively impacted pre-tax earnings in the fourth quarter by an estimated $17 million, the equivalent of $11 million after taxes or 24 cents per share. Annual pre-tax earnings were impacted approximately $57 million or $37 million after taxes or 80 cents per share,” Wallace said.

“Our revenues increased more than 50 percent in the fourth quarter of 2004 when compared to the same period last year. We are expecting our revenues to remain at least at this level during 2005. This should provide a nice platform for a return to profitability. Revenue grew in every segment of Trinity’s business during 2004,” Wallace said, “and the Company ended the year with the highest year-end backlog of railcar orders since 1998. North American railcar shipments increased over the prior year 82% and over the prior year fourth quarter 72%. Trinity is uniquely positioned to benefit as our markets continue to improve.”

Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Industrial Products Group. Trinity’s web site may be accessed at http://www.trin.net.

This news release contains “forward looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Readers are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made. Trinity undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statement
(in millions, except per share amounts)

	Three Months Ended December 31,
	2004	2003
Revenues	$627.3	$414.5
Operating profit	$2.5	$4.3
Other expense	8.3	5.4

Loss before income taxes	(5.8)	(1.1)
Provision (benefit) for income taxes	(2.8)	(0.3)

Net loss	(3.0)	(0.8)
Dividends on Series B preferred stock	(0.8)	(0.8)

Net loss applicable to common shareholders	$(3.8)	$(1.6)

Net loss applicable to common shareholders per common share:
Basic	$(0.08)	$(0.04)

Diluted	$(0.08)	$(0.04)

Weighted average number of shares outstanding:
Basic	46.7	45.7
Diluted	46.7	45.7

Trinity Industries, Inc.
Condensed Consolidated Income Statement
(in millions, except per share amounts)

	Year Ended December 31,
	2004	2003
Revenues	$2,198.1	$1,432.8
Operating profit	$14.1	$13.4
Other expense	29.2	27.7

Loss before income taxes	(15.1)	(14.3)
Provision (benefit) for income taxes	(5.8)	(4.3)

Net loss	(9.3)	(10.0)
Dividends on Series B preferred stock	(3.1)	(1.6)

Net loss applicable to common shareholders	$(12.4)	$(11.6)

Net loss applicable to common shareholders per common share:
Basic	$(0.27)	$(0.25)

Diluted	$(0.27)	$(0.25)

Weighted average number of shares outstanding:
Basic	46.5	45.6
Diluted	46.5	45.6

Trinity Industries, Inc.
Condensed Segment Data
(in millions)

	Three Months Ended December 31,
Revenues:	2004	2003
Rail Group	$ 406.2	$ 240.6
Construction Products Group	133.5	120.4
Inland Barge Group	56.8	40.8
Industrial Products Group	41.2	36.3
Railcar Leasing and Management Services Group	37.7	41.1
All Other	18.3	8.0
Eliminations	(66.4)	(72.7)
Total Revenues	$ 627.3	$ 414.5
		}
Operating profit (loss):	Three Months Ended December 31,
	2004	2003
Rail Group	$(1.3)	$7.3
Construction Products Group	5.4	7.7
Inland Barge Group	(2.0)	(5.2)
Industrial Products Group	6.1	4.1
Railcar Leasing and Management Services Group	10.1	10.5
All Other	(1.5)	(3.4)
Corporate	(8.8)	(9.5)
Eliminations	(5.5)	(7.2)

Consolidated	$2.5	$4.3

Trinity Industries, Inc.
Condensed Segment Data
(in millions)

	Year Ended December 31,
Revenues:	2004	2003
Rail Group	$ 1,255.9	$ 734.6
Construction Products Group	578.1	489.9
Inland Barge Group	210.4	170.6
Industrial Products Group	143.4	124.8
Railcar Leasing and Management Services Group	181.0	153.8
All Other	43.5	30.9
Eliminations	(214.2)	(271.8)
Total Revenues	$ 2,198.1	$ 1,432.8
		}
Operating profit (loss):	Year Ended December 31,
	2004	2003
Rail Group	$(18.5)	$(6.2)
Construction Products Group	40.4	37.5
Inland Barge Group	(14.8)	(4.7)
Industrial Products Group	15.3	8.4
Railcar Leasing and Management Services Group	42.0	41.0
All Other	(3.5)	(8.4)
Corporate	(32.6)	(34.5)
Eliminations	(14.2)	(19.7)

Consolidated	$14.1	$13.4

Trinity Industries, Inc.
Condensed Consolidated Balance Sheet
(in millions)

	December 31,
	2004	2003
Cash and equivalents	$182.3	$46.0
Accounts receivable	214.2	198.1
Inventories	402.3	258.0
Net property, plant and equipment, at cost (1)	810.9	945.2
Other assets	600.5	560.6

	$2,210.2	$2,007.9

Accounts payable and accrued liabilities	$511.7	$460.2
Debt (2)	518.0	395.2
Deferred income	47.2	32.2
Other liabilities	62.2	58.7
Series B preferred stock	58.2	57.8
Stockholders’ equity	1,012.9	1,003.8

	$2,210.2	$2,007.9

(1) Property, Plant and Equipment
Corporate/Manufacturing:
Property, plant and equipment	$885.2	$868.6
Accumulated depreciation	(589.6)	(569.0)

	295.6	299.6

Leasing:
Equipment on lease	635.7	758.5
Accumulated depreciation	(120.4)	(112.9)

	515.3	645.6

	$810.9	$945.2

(2) Debt
Corporate/Manufacturing — Recourse
Revolving commitment	$—	$—
Term commitment	—	122.8
Senior notes	300.0	—
Other	5.3	5.7

	305.3	128.5

Leasing – Recourse
Equipment trust certificates	170.0	170.0

	170.0	170.0

Leasing – Non-recourse
Warehouse facility	42.7	71.1
Other	—	25.6

	42.7	96.7

	$518.0	$395.2

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